EXHIBIT 99.1

State Auto Financial reports
second quarter 2016 results

▪
Quarterly loss of $0.59 per share
▪
Quarterly GAAP combined ratio of 114.7
▪
Return on equity of 0.3%
▪
Book value per share of $21.69

Columbus, Ohio (August 4, 2016) - State Auto Financial Corporation (NASDAQ:STFC) today reported a second quarter 2016 net loss of $24.6 million, or $0.59 per diluted share, versus net income of $2.7 million, or $0.06 per diluted share, for the second quarter of 2015. Net loss from operations[1] per diluted share for the second quarter 2016 was $0.69 versus net loss from operations[1] per diluted share of $0.02 for the same 2015 period.
Operating Results
STFC’s GAAP combined ratio for the second quarter 2016 was 114.7 versus 106.1 for the second quarter of 2015. Catastrophe losses during the second quarter 2016 accounted for 13.1 points of the 81.5 total loss ratio points, or $42.3 million, versus 11.4 points of the total 72.1 loss ratio points, or $35.5 million, for the same period in 2015. Non-catastrophe losses during the second quarter 2016 included 6.5 points of adverse development relating to prior years, or $20.9 million, versus 2.0 points of favorable development, or $6.3 million, for the same period in 2015.
Net written premium for the second quarter of 2016 increased 1.9% compared to the same period in 2015. By insurance segment, net written premium decreased for personal and business by 0.4% and 7.3%, respectively, and specialty increased by 31.6%. Personal auto and homeowners new business premium and new policy counts were up, while policies in force were lower, compared to the second quarter of 2015. During the second half of 2015, the Company implemented underwriting actions, including pricing reviews and non-technology process improvements designed to improve personal lines production. The decline in the business insurance segment was significantly driven by our decision to exit our large account business, along with field restructuring and rate actions to improve profitability in commercial auto. The growth in the specialty insurance segment was driven by an increase in new business for both E&S casualty and programs.
For the first six months of 2016, STFC had a net loss of $21.6 million, or $0.52 per diluted share, compared to net income of $27.4 million, or $0.66 per diluted share, for the same 2015 period.

News Release
Contact
Tara Shull Investor Relations and Finance Director 614.917.4478 F 614.887.1793 Tara.Shull@StateAuto.com

Kyle Anderson AVP/Director of Corporate Communication 614.917.5497 M 614.477.5301 Kyle.Anderson@StateAuto.com
Corporate Headquarters 518 E. Broad St. Columbus, OH 43215 614.464.5000 800.444.9950 For additional information: StateAuto.com/STFC facebook.com/StateAuto twitter.com/StateAuto
- CONTINUED -

State Auto Financial reports second quarter 2016 results, August 4, 2016

STFC’s GAAP combined ratio for the first six months of 2016 was 109.4 compared to 100.3 for the same 2015 period. Catastrophe losses increased the loss ratio for the first six months of 2016 by 8.9 points, or $57.3 million, compared to 6.4 points, or $40.0 million for the first six months of 2015. Non-catastrophe losses for the first six months of 2016 included 4.9 points of adverse development relating to prior years, or $31.2 million, versus 1.7 points of favorable development, or $10.7 million, for the same period in 2015.
Net written premium for the first six months of 2016 increased 0.6% compared to the same 2015 period. By insurance segment, net written premium decreased for personal and business by 1.0%, and 6.4%, respectively, while specialty increased by 21.1%. The trends in net written premiums are due to the same factors discussed above for the second quarter.
Book Value and Return on Equity
STFC’s book value was $21.69 per share as of June 30, 2016, a decrease of $0.26 per share from STFC’s book value on March 31, 2016. The decrease was due to the operating losses offset slightly by investment valuations. Return on stockholders’ equity for the twelve months ended June 30, 2016, was 0.3% compared to 12.2% for the twelve months ended June 30, 2015.
STFC’s Chairman, President and CEO Mike LaRocco commented on the quarter as follows:
“Our results for the quarter were poor, driven by catastrophe losses and further adverse development across our automobile lines of business. Storms in Texas accounted for just over half of the catastrophe losses.
“The poor auto results continue to be the result of losses from 2014 and 2015 performing worse than expected. For each of the last three quarters we've looked carefully at our auto reserves, as well as other operational parts of State Auto. This thoughtful approach was followed again this quarter, and as I've said, this work will take time to show up in our results. With each quarter we achieve a more thorough understanding of loss and claim performance. As a result, we've improved our operations and close the quarter with strong and appropriate reserves.
“I continue to have great confidence in the foundation we've built, and we're seeing progress in key areas. Our independent agents are engaged and quoting us for personal auto and homeowners at record levels. Policies in force in personal lines have stabilized, and in some lines are turning positive. And we remain on track to launch a transformative new technology platform this fall. As we work hard to address the challenges we face, we're building a company that will compete and win for years to come.”
- CONTINUED -

State Auto Financial reports second quarter 2016 results, August 4, 2016

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top fourth of all NASDAQ listed companies.
The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products throughout the United States, through independent insurance agencies, which include retail agencies and wholesale brokers. The State Auto Group is rated A- (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, Milbank, Meridian Security, Patrons Mutual, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/STFC.
1 Net income (loss) from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differs from GAAP net income (loss) only by the exclusion of realized capital gains and (losses), net of applicable taxes, on investment activity for the periods being reported. For STFC, this amounted to income of $0.10 per diluted share for the second quarter 2016 and income of $0.12 year to date 2016 versus income of $0.08 per diluted share for the second quarter 2015 and income of $0.14 year to date 2015.
STFC has scheduled a conference call with interested investors for Thursday, August 4, at 11 a.m. ET to discuss the Company’s second quarter 2016 performance. Live and archived broadcasts of the call can be accessed at http://www.StateAuto.com/STFC. A replay of the call can be heard beginning at 2 p.m., August 4, by calling 855-859-2056, conference ID 49584500. Supplemental schedules detailing the Company’s second quarter 2016 financial, sales and underwriting results are made available on http://www.StateAuto.com/STFC prior to the conference call.
* * * * * *
Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial's Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three months ended June 30		Six months ended June 30
($ in millions, except per share amounts)	2016	2015	2016	2015

Net premiums written	$345.6	$339.3	$650.4	$646.3

Earned premiums	322.4	311.5	642.3	626.8
Net investment income	19.1	19.8	36.5	35.2
Net realized gain on investments	6.5	5.4	7.8	9.2
Other income	0.5	0.7	1.1	1.1
Total revenue	348.5	337.4	687.7	672.3

(Loss) income before federal income taxes	(25.1)	3.4	(21.3)	36.6

Federal income tax (benefit) expense	(0.5)	0.7	0.3	9.2
Net (loss) income	$(24.6)	$2.7	$(21.6)	$27.4

(Loss) earnings per common share:
- basic	$(0.59)	$0.06	$(0.52)	$0.67
- diluted	$(0.59)	$0.06	$(0.52)	$0.66

(Loss) earnings per share from operations (A):
- basic	$(0.69)	$(0.02)	$(0.64)	$0.52
- diluted	$(0.69)	$(0.02)	$(0.64)	$0.52

Weighted average shares outstanding:
- basic	41.5	41.0	41.4	41.0
- diluted	41.5	41.5	41.4	41.5

Return on average equity (LTM)	0.3%	12.2%

Book value per share	$21.69	$21.35

Dividends paid per share	$0.10	$0.10	$0.20	$0.20

Total shares outstanding	41.6	41.1

GAAP ratios:
Cat loss and ALAE ratio	13.1	11.4	8.9	6.4
Non-cat loss and LAE ratio	68.4	60.7	67.1	60.5
Loss and LAE ratio	81.5	72.1	76.0	66.9
Expense ratio	33.2	34.0	33.4	33.4
Combined ratio	114.7	106.1	109.4	100.3

(A) Reconciliation of non-GAAP financial measure:
Net (loss) income from operations:
Net (loss) income	$(24.6)	$2.7	$(21.6)	$27.4
Less net realized gains on investments,
less applicable federal income taxes	4.2	3.5	5.1	6.0
Net (loss) income from operations	$(28.8)	$(0.8)	$(26.7)	$21.4